Exhibit 99.1
Monday, December 14, 2009

Contact:	Shawn Housley Director — Investor Relations (281) 443-3370
SMITH INTERNATIONAL, INC. ANNOUNCES NEW $1.0 BILLION CREDIT FACILITY
HOUSTON, Texas (December 14, 2009)... Smith International, Inc. (NYSE: SII) announced today that it has secured a new 39-month revolving credit facility in the amount of $1.0 billion. The revolving credit facility supplements the $375 million facility that expires in July 2010. The company has terminated the $400 million credit facility that was scheduled to expire in May 2010. There are no outstanding balances on any of the facilities at this time.
The terms of the new facility include an interest rate of the London Interbank Offered Rate (LIBOR) plus 250 basis points for amounts outstanding under the facility and commitment fees of 37.5 basis points for the undrawn portion. The facility expires in March 2013. The Company incurred fees of approximately $9.9 million in connection with the facility which will be amortized over the term of the facility.
Smith International, Inc. is a leading supplier of premium products and services to the oil and gas exploration and production industry. The Company employs over 21,000 full-time personnel and operates in over 80 countries around the world.

SMITH INTERNATIONAL, INC.	1310 Rankin Road	P.O. Box 60068	Houston, TX 77205-0068	281.443.3370